Exhibit 99.1

Newman Resigns as President of Cole Taylor Mortgage

Mortgage Division to Remain Part of Cole Taylor Bank

CHICAGO — May 9, 2014 — Cole Taylor Bank, a wholly-owned subsidiary of Taylor Capital Group, Inc. (NASDAQ: TAYC), today announced that William A. Newman, President of its Cole Taylor Mortgage Division, has resigned. The bank also announced that it is no longer seeking to sell the division and instead will retain it while continuing to invest in its ongoing growth.

Randall T. Conte, Executive Vice President, Chief Financial Officer and Chief Operating Officer of Cole Taylor Bank, has been named as interim President of the division until a permanent division leader is appointed. Conte will retain his existing responsibilities at the bank.

Mark A. Hoppe, President and Chief Executive Officer of the bank, said, “We were sorry to learn of Willie’s decision to leave the organization. His leadership and vision were critical to building the division into what it has become today. And while we shared a common strategic goal for the organization, Willie’s broader and more expansive vision could not be achieved. With thanks for his exceptional leadership, we wish him well in his future endeavors. I’m highly confident that Randy, with ten years of senior-level mortgage business management experience, and the outstanding team of Cole Taylor Mortgage leaders already in place, will grow that business and sustain its exceptional standards of client service.

“The Cole Taylor Mortgage leadership team has built an incredible business in just a few short years. As we evaluated the possible sale of the division over the past year, we determined that potential buyers didn’t share our appreciation for the long-term value of the business. Therefore, we’ve decided to retain Cole Taylor Mortgage as a line of business going forward both in the short term and subsequent to our planned merger with MB Financial Bank. I’m excited about the future of our mortgage business and look forward to its ongoing contributions to our success.”

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.7 billion as of March 31, 2014. For more than 80 years, Cole Taylor Bank has been successfully meeting the banking needs of closely-held companies and the people who own and manage them by focusing on a relationship-based approach to business. Through its national businesses, Cole Taylor provides a full range of financial services, including asset based lending, commercial equipment financing, and residential mortgage lending.